Mallinckrodt Strategic Acquisition Sucampo Pharmaceuticals December 26, 2017 Exhibit 99.3

Forward-looking statements Statements in this document that are not strictly historical, including statements regarding the proposed acquisition of Sucampo Pharmaceuticals, the expected timetable for completing the transaction, future financial condition and operating results, benefits and synergies of the transaction, future opportunities for the combined businesses and any other statements regarding events or developments that the company believes or anticipates will or may occur in the future, , may be “forward-looking” statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties. These factors include risks and uncertainties related to, among other things: General economic conditions and conditions affecting the industries in which Mallinckrodt and Sucampo operate; The ability to obtain regulatory approval to market Mallinckrodt’s and Sucampo’s products or the timing of such approval process; The commercial success of Mallinckrodt’s and Sucampo’s products The parties’ ability to satisfy the acquisition agreement conditions and complete the Sucampo acquisition on the anticipated timeline or at all; Mallinckrodt’s ability to realize anticipated growth, synergies and cost savings from acquisitions (including the Sucampo acquisition); Conditions that could necessitate an evaluation of Mallinckrodt's goodwill and/or intangible assets for possible impairment; Changes in laws and regulations; Mallinckrodt’s ability to successfully integrate acquisitions of operations, technology, products and businesses generally and to realize anticipated growth, synergies and cost savings (including with respect to the Sucampo acquisition); Mallinckrodt’s and Mallinckrodt’s licensers ability to successfully develop or commercialize new products; Mallinckrodt’s and Mallinckrodt’s licensers ability to protect intellectual property rights; Mallinckrodt’s ability to receive procurement and production quotas granted by the U.S. Drug Enforcement Administration; Customer concentration; Mallinckrodt’s reliance on certain individual products that are material to its financial performance;

Forward-looking statements (continued) Cost containment efforts of customers, purchasing groups, third-party payers and governmental organizations; The reimbursement practices of a small number of public or private insurers; Pricing pressure on certain of Mallinckrodt's products due to legal changes or changes in insurers' reimbursement practices resulting from recent increased public scrutiny of healthcare and pharmaceutical costs; Limited clinical trial data for H.P. Acthar® Gel; Complex reporting and payment obligations under healthcare rebate programs; Mallinckrodt's ability to navigate price fluctuations; Future changes to U.S. and foreign tax laws; Mallinckrodt’s ability to achieve expected benefits from restructuring activities; Complex manufacturing processes; Competition; Product liability losses and other litigation liability; Ongoing governmental investigations; Material health, safety and environmental liabilities; Retention of key personnel; Conducting business internationally; The effectiveness of information technology infrastructure; and Cybersecurity and data leakage risks. These and other factors are identified and described in more detail in the "Risk Factors" section of Mallinckrodt's Annual Report on Form 10-K for the fiscal year ended September 30, 2016, as well as such sections of Ocera Therapeutic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Sucampo’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The forward-looking statements made herein speak only as of the date hereof and Mallinckrodt does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

Additional Information and Notice to Investors The tender offer for the outstanding Sucampo shares referenced in this document has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that Mallinckrodt and Sun Acquisition Co. will file with the SEC. At the time the tender offer is commenced, Mallinckrodt and Sun Acquisition Co. will file tender offer materials on Schedule TO, and thereafter Sucampo will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an offer to purchase, a related letter of transmittal and certain other tender offer documents) and the solicitation/recommendation statement will contain important information. Holders of Sucampo’s shares are urged to read these documents carefully when they become available (as each may be amended or supplemented from time to time) because they will contain important information that holders of Sucampo’s shares should consider before making any decision regarding tendering their shares. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of Sucampo’s shares at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Copies of the documents filed by Mallinckrodt and Sun Acquisition Co. with the SEC will also be available free of charge on the Investor Relations section of its website at www.mallinckrodt.com and copies of the documents filed by Sucampo with the SEC will be available free of charge on Sucampo’s website at www.sucampo.com. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Sucampo and Mallinckrodt file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Sucampo or Mallinckrodt at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Sucampo’s and Mallinckrodt’s filings with the SEC are also available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov.

Transaction highlights – acquisition of Sucampo, including AMITIZA® and two development assets

DEAL CONSIDERATION	▪ MNK will commence tender offer for $18 per share for total enterprise value of $1.2B – Expected to be funded through borrowings under existing revolving credit facility, new secured term facility loan and/or cash on hand – MNK intends to utilize its significant cash generation to reduce debt over time – Sucampo stockholders holding approximately 32% of outstanding shares entered into tender/support agreement for transaction – Includes marketed products, AMITIZA and RESCULA[1]; Phase 3 assets, VTS-270[2] and CPP-1X/sulindac[3]
FINANCIAL IMPACT	▪ Assuming expected Q1 2018 close, MNK expects accretion to 2018 adjusted diluted earnings per share of at least $0.30, and at least double that in 2019 ▪ Potential to monetize Priority Review Voucher in Pediatric Rare Disease pending approval of VTS-270[4,5]
TIMING	▪ Close expected Q1 2018, subject to customary closing conditions, including expiration of waiting period under Hart-Scott-Rodino Antitrust Improvements Act, and tender of majority of outstanding Sucampo shares
DEVELOPMENT STATUS	▪ **VTS-270** - Phase 3 ongoing; NDA filing currently expected in 2018, with approval in 2019 - FDA Orphan Drug Designation[6] and Breakthrough Designation[7] - EMA[8] Orphan Drug Designation[9] - Projected peak net sales potential of > $150MM ▪ **CPP-1X/sulindac** - Phase 3 ongoing; NDA filing currently expected early 2019, with approval in 2019 - FDA Orphan Drug Designation[6] and Fast Track Status[10] - EMA Orphan Drug Designation[9] - Projected peak net sales potential of > $300MM - Developed in collaboration with Cancer Prevention Pharmaceuticals - MNK will have exclusive option for North American rights

Mallinckrodt Pharmaceuticals

1 Rescula marketed only in Japan; 2 VTS-270 includes global rights; 3 CPP-1X/sulindac includes exclusive option for North America commercial rights only; 4 Priority Review Voucher will only be received and can be monetized upon FDA approval of VTS-270; 5 Sucampo. Vtesse Receives Rare Pediatric Disease Designation by the FDA for VTS-270 for the Treatment of Niemann-Pick Type C1 Disease. November 2016; 6 FDA website; 7 FDA website 8 European Medicines Agency 9 European Commission Register of Designated Orphan Medicinal Products; 10 FDA website

12/25/2017 4

Provides near-term net sales/accretion through AMITIZA, enhances MNK pipeline in rare diseases

	Indication(s)[1]	Status	MNK Acquisition
amitiza lubiprostone	▪ Chronic idiopathic constipation (CIC), adults ▪ Opioid-induced constipation in chronic, non-cancer pain (OIC), adults[2] ▪ Irritable bowel syndrome with constipation, women 18+ (IBS-C)	▪ Marketed[1] - U.S. (Takeda) - U.K. (Takeda) - Switzerland (Takeda) - Japan (Mylan N.V.) - U.S. (Par, 2021 start)	▪ Global commercial agreements
Rescula (Unoprostone isopropyl ophthalmic solution) 0.15%	▪ Ocular hypertension and open-angle glaucoma	▪ Marketed - Japan (Santen)	▪ Global rights
Pipeline			
amitiza lubiprostone	▪ Pediatric functional constipation	▪ FDA reviewing sNDA[3], ages 6-17 ▪ PDUFA[4] date Jan. 28, 2018	
VTS-270	▪ Niemann-Pick Type C (NPC)	▪ In Phase 3 ▪ FDA & EMA Orphan Designation ▪ FDA Breakthrough Designation	▪ Global rights
CPP-1X/ Sulindac[5]	▪ Familial Adenomatous Polyposis (FAP)	▪ In Phase 3 ▪ FDA & EMA Orphan Designation ▪ FDA Fast Track Status ▪ Developed in collaboration with CPP	▪ Exclusive option for North America commercial rights for nominal fee ▪ Commercial profit shared with CPP

1 Products are marketed through commercial partners, in various geographic markets. Indications approved/marketed may vary by market. Gloria is responsible for development, commercial, and regulatory activities in China for AMITIZA; 2 OIC includes patients with chronic pain related to prior cancer or its treatment who don't require frequent opioid dosage escalation; 3 supplemental New Drug Application; 4 Prescription Drug User Fee Act; 5 In development and owned by Cancer Prevention Pharma (CPP)

Mallinckrodt Pharmaceuticals 12/25/2017 5

Acquisition builds on MNK’s commitment to develop therapies for rare diseases 1 Graft vs Host Disease 2 Deep Partial Thickness 3 Hepatorenal Syndrome 4 Amyotrophic Lateral Sclerosis 5 Full Thickness 6 Diabetic Foot Ulcers 7 Duchenne Muscular Dystrophy 8 Vascular Endothelial Growth Factor 9 Interleukin 10 Toll-like Receptor 11 Acute Pancreatitis Pending close of transaction

Amitiza is an effective and differentiated treatment for constipation with a unique mode of action (MOA) Amitiza (lubiprostone) MOA1,2 Chloride channels in the intestinal tract help regulate fluid balance Amitiza works through highly selective activation of Chloride Channel-2 (CIC-2) channels in the intestinal lumen The activation leads to chloride efflux followed by passive efflux of sodium into the small intestine The result is enhanced intestinal fluid secretion without alteration of serum electrolyte levels 1 Keely SJ, Montrose MH, Barrett KE. In: Yamada T, Alpers DH, Kalloo AN, Kaplowitz N, Owyang C, Powell DW, eds. Textbook of Gastroenterology. 5th ed. West Sussex, England: John Wiley & Sons Ltd; 2009:330-367; 2 AMITIZA (lubiprostone) Prescribing Information. Sucampo Pharma Americas, LLC.

Broad indication, potential for pediatric label extension, and unique MOA are key drivers for AMITIZA amitiza lubiprostone

Key Brands in Constipation Market

	FDA-Approved Indications[1]			Boxed Warning[1]	Mode of Action[1]	2016 IMS Net Sales (% Share)[3]
	CIC	*IBS-C*	*OIC*			
amitiza lubiprostone	✓	✓	✓	None[2]	Chloride channel activator	$456MM (28%)
Linaclotide	✓	✓		Avoid use in patients 6 years to less than 18 years of age	Guanylate cyclase-C agonist	$930MM (58%)
Plecanatide	✓			Avoid use in patients 6 years to less than 18 years of age	Guanylate cyclase-C agonist	N/A (launched in 2017)
Methylnal-trexone bromide			✓	None	Selective antagonist of opioid binding at the mu-opioid receptor	$93MM (6%)
Naloxegol			✓	None	Antagonist of opioid binding at the mu-opioid receptor	$123MM (8%)

Total = ~$1.6B

Mallinckrodt Pharmaceuticals

1 FDA-approved labels; 2 Although AMITIZA does not have an age-restricted boxed warning in its label, the current indications are for adults. AMITIZA is under FDA review for pediatric functional constipation. 3 Data from IQVIA (Previously known as IMS Health)

12/25/2017 8

AMITIZA net sales will be received through commercial partnership agreements amitiza lubiprostone

Types of Partnership Agreements		Partners
Product Transfer	▪ Contracted transfer price paid on a 'per unit' basis	**Takeda** **Mylan** **Gloria Pharmaceuticals[1]** **Dr. Reddy's[2]**
Royalties	▪ Royalty structures linked to net sales or gross/net profits	**Takeda** **Par Pharmaceuticals[3]**
Milestone Payments	▪ Milestone payments determined by commercial or regulatory milestones	**Takeda** **Mylan** **Gloria Pharmaceuticals**
Other	▪ Receives R&D revenue from AMITIZA clinical development efforts	**Takeda**

2016 Sucampo Net Sales Recognition ($MM, % Share)



Other $19, 8%
Milestone Payments $10, 4%
Product Royalties $82, 36%
Product Sales $119, 52%

Strong commercial and Part D managed care coverage[4]

Mallinckrodt Pharmaceuticals

1 Still in pre-approval, not yet commercializing; 2 Settlement agreement with Dr. Reddy's in November 2017 allows for market entry six years post announcement; 3 Settlement agreement with PAR Pharmaceuticals to split gross profits of generic AMITIZA starts in January 2021; 4 Sucampo Q3 Earnings Presentation November, 2017

Sources: Sucampo 2016 10-K

12/25/2017 9

VTS-270: in Phase 3 for Niemann-Pick Type C (NPC), a hereditary, neurodegenerative disease

VTS-270

Niemann-Pick Disease Overview

- Niemann-Pick disease primarily affects children/young adults
- **Genetic mutations** affect **cellular metabolism** and lead to **accumulation of lipids** in spleen, liver, lungs, bone marrow and brain[1,2]
- Four main types of disease:
  - Types A and B caused by mutations in the SMPD1 gene, leading to deficiency of enzyme important to breakdown of sphingomyelin lipid[1,3]
  - **Mutations in NPC1 and NPC2 genes (95% of cases)**[4] leading to reduced activity of NPC1 and NPC2 proteins, respectively, and defects in lipid trafficking[3]
- Genetic mutations in Niemann-Pick Type C result in **accumulation of cholesterol and lipids** which manifest clinically in **severe neurologic, systemic, and/or psychiatric disorders**[1,2]
- **VTS-270 is a cholesterol-binding molecule** (well-characterized cyclodextrin with a specific compositional fingerprint) that removes cholesterol from cellular components known as lysosomes[5]

Lipid Trafficking in Normal Cell


Unesterified Cholesterol
Extracellular
Intracellular
Early Endosome
Late Endosome
Lysosome
Golgi
ER
Esterified Cholesterol
= NPC1
= NPC2

Lipid Trafficking in NPC Cell


Unesterified Cholesterol
Extracellular
Intracellular
Early Endosome
Late Endosome
Lysosome
Golgi
ER
= NPC1/NPC2 Deficiency

Mallinckrodt Pharmaceuticals

1 National Niemann Pick Disease Foundation; 2 Patterson M. Niemann-Pick Disease Type C. GeneReviews. July 2013; 3 NIH Genetics Home Reference ; 4 Ebrahimi-Fakhari D et al. Human Molecular Genetics. 25(16):3588-3599. 2016; 5 Yergey AL et al. PLoS One. 12(4):e0175478. 2017

12/25/2017 10

NPC Progression, Prognosis, Prevalence NPC is rare, difficult-to-diagnose, often fatal condition primarily affecting children, young adults 1 National Niemann Pick Disease Foundation ; 2 Patterson M. Niemann-Pick Disease Type C. GeneReviews. July 2013; 3 Garver WS et al. Am J Med Genet A. 143A(11): 1204-11. Jun 2007; 4 Epidstat Analysis; 5 ClearView Healthcare Partners Analysis; 6 Vtesse Analysis Peripheral symptoms may aid in suspicion of NPC, but key neurological symptoms typically begin appearing in childhood1,2 Non-specific clinical characteristics of NPC make patient identification/diagnosis challenging1 Average NPC1 diagnosis at ~10 years of age3 NPC is usually fatal; majority of cases lead to death before age 201,2 Late-onset NPC can occur; survival to age 40 is extremely rare1,2 Estimated prevalence: 500 U.S. cases4,5,6; 2,000-3,000 worldwide4,5,6 Physicians believe NPC is underdiagnosed1; new treatments could lead to increased awareness and improvements in diagnosis VTS-270

VTS-270

VTS-270 has potential to be first FDA-approved, disease- modifying agent targeting NPC via direct MOA

Current Options for NPC[1-5]	Regulatory Approval[6,7]	Target[1-5]
Antiepileptics	Not approved for NPC	Seizures
Tricyclic antidepressants		Cataplexy
CNS[8] stimulants		
Anticholinergics		Dystonia and Tremor
Trihexyphenydil		
GABA[9] derivatives		
Atypical antipsychotics		Psychosis
Miglustat	• Not FDA-approved for NPC • Approved in certain ex-U.S. markets for NPC	Progressive neurological manifestations in adult and pediatric NPC patients[7]

Majority of treatment options target clinical symptoms rather than the underlying disease

Believed to address NPC via indirect mode of action; physicians perceive limited efficacy

- Received FDA Rare Pediatric Disease Designation
- **Eligible to receive Priority Review Voucher upon approval**
- Voucher could be redeemed by MNK or monetized proceeds would be shared with VTS-270's former owner's (Vtesse) shareholders)

Mallinckrodt Pharmaceuticals

1 Patterson MC, et al. Mol Genet Metab. 106(3):330-344. 2012; 2 Wraith & Imrie. Understanding Niemann-Pick disease type C and its potential treatment. 2007. Blackwell Publishing, Oxford UK.3 Vanier MC, et al. Orphanet J Rare Dis. 5(16):1-18. 2010; 4 Stein VM et al. J Neuropathol Exp Neurol. 71(5):434-448. 2012; 5 Gaspar J, et al. Scientific Reports. 7(2197), 2017; 6 FDA website; 7 EMA website
8 CNS = Central Nervous System; 9 GABA = gamma-Aminobutryic acid

12/25/2017 12

VTS-270 Phase 1/2 trial results show promising clinical improvements in patients with NPC

VTS-270

- 14 participants treated monthly showed slower increase in total NNSS[1] compared with control cohort[2]
  - Rate of disease progression slowed for ambulation, cognition, and speech (major portions of NNSS) in participants treated with intrathecal HPβCD (VTS-270) compared with the control group[2]
  - Disease progression increased for hearing impairment with intrathecal HPβCD (VTS-270) compared with the control group[2]

Annualized rate of disease progression in participants treated with intrathecal HPβCD compared with the control group[a,2]


NNSS (annualized increase)
4
3
2
1
0
P=0.0002
58% reduction in progression
P=0.0001
74% reduction in progression
Total score
Total score minus hearing

Assessment of the individual major components of the NNSS[2]


NNSS (annualized increase)
0.8
0.4
0
−0.2
P=0.0622
P=0.0040
P=0.0518
P=0.0423
Control cohort (n=21)
HPβCD treated cohort (n=14)
Ambulation
Cognition
Eye movement
Fine motor
Hearing
Memory
Seizures
Speech
Swallowing

NOTE: Sucampo has announced it is exploring an alternative formulation (VTS-27X), and Mallinckrodt intends to further evaluate this formulation following the close of the transaction.

1 NPC Neurological Severity Score (NNSS) is derived from the sum of 17 subcategory severity scores (nine major and eight minor domains) in the following areas: eye movement, ambulation, speech, swallowing, motor, cognition, hearing, memory, seizures, cataplexy, narcolepsy, behavior, psychology, hyperreflexia, incontinence, respiratory, and auditory brain stem response. Scores increase with disease severity with a maximum score of 61 points Lau MW et al. Diseases. 4(3):29. Sep 2016; 2 HPβCD = 2-hydroxypropyl-β-cyclodextrin; Data are from the 12-month assessment for 3 patients and from the 18-month assessment for 11 patientOry DS et al. Lancet. S0140-6736(17)31465-4. Aug 2017

Mallinckrodt Pharmaceuticals
12/25/2017 13

CPP-1X/sulindac in Phase 3 for FAP, an often inherited genetic condition involving potentially malignant polyps

CPP-1X/ sulindac

Familial Adenomatous Polyposis (FAP) Overview

- **FAP caused by genetic mutation** leading to uncontrolled **growth of hundreds to thousands of polyps** in lower digestive tract[1]
  - Most patients (~70%) will have family history of FAP[2]
  - Autosomal dominant
- Left untreated, almost **100% lifetime risk of developing colorectal cancer**[3]
- In addition to lower digestive tract, FAP can lead to **abnormal growths in other organs** (e.g., bone, thyroid, liver)[3]
- Disease typically **progresses without clear warning signs** until reaching advanced stages[3]
- FAP is a rare disease, affects 1 in 10,000; estimated **~30,000 U.S. cases**[4]



Colonic features



Stomach features



Duodenum features

1 NIH Genetics Home Reference; 2 UptoDate. Kennedy RD, et al. J Pediatr Surg. 2014;49:82-86; 3 Half E. et al. Orphanet Journal of Rare Diseases. 4:22. Oct 2009; 4 National Organization for Rare Disorders

Mallinckrodt Pharmaceuticals
12/25/2017 14

CPP-1X/sulindac aims to provide surgical alternative in FAP patients, reduce polyp formation

CPP-1X/ sulindac

- Current interventions for FAP are limited to endoscopies and gastrointestinal tract surgeries[1]



Duodenum
Colon
Rectum

- Results of Phase 2 POC[2] trial and Phase 2/3 large investigator-initiated study demonstrated potential for CPP-1X/sulindac to prevent colon polyp recurrence[2]
- Data followed polyp formation in high-risk colon adenoma patients[3]

Marked reduction of polyps (adenomas) with CPP-1X/sulindac daily treatment[3]



Percentage of patients with metachronoU.S. adenomatous polyps (at 3 years)
50
40
30
20
10
0
41.1
12.3
8.5
0.7
13.2
0.7
High-risk Subgroups from the Study Population
70% Reduction
92% Reduction
95% Reduction
TOTAL ADENOMA p<0.001
ADVANCED ADENOMA p<0.001
MULTIPLE ADENOMA p<0.001
Placebo
CPP-1X/sul

CPP-1X/ sulindac

- Current Phase 3 trial for CPP-1X/sulindac will provide data in FAP[4]
- Endpoint: Time to FAP-related event

Mallinckrodt Pharmaceuticals

1 Mount Sinai Zane Cohen Centre; 2 Proof of Concept 3 Meyskens FL, et al. Cancer Prev Res. 2008;1:32-38; 4 Clinicaltrials.gov

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Mallinckrodt’s acquisition of Sucampo advances our efforts to address high unmet patient need Development, regulatory expertise to gain product approvals Growing launch capabilities to optimize new product values Strong market access and HEOR1 infrastructure to maximize rare disease opportunities 1 HEOR = Health Economics Outcomes Research AMITIZA delivers near-term net sales and operating income, with potential label expansion into pediatrics Pipeline provides two high-value assets in rare diseases with potential future growth Establishes platform in new therapeutic areas to broaden growth opportunities MNK experience, capabilities will deliver value to patients and shareholders

Sucampo aligns with MNK strategic vision: Innovation-driven specialty pharmaceutical growth company focused on improving outcomes for patients with severe and critical conditions Development assets serve NPC and FAP patients with limited treatment options Deepens Mallinckrodt’s focus on rare diseases and diseases of children, including genetically inherited disorders ADDRESSES HIGH UNMET NEEDS CLINICALLY DIFFERENTIATED AMITIZA has broadest labeled indications across constipation market and potential for extended label in pediatric population Pipeline assets provide potential for disease-modifying treatment options VTS-270 has FDA Breakthrough Therapy status, FDA/EMA Orphan Drug Designation DURABLE ASSETS VTS-270 and CPP-1X/sulindac will gain exclusivity through the FDA Orphan Designation Extended AMITIZA net sales and earnings through settlement agreements and ongoing Japan sales FOCUSED ON GROWTH Adds substantial net sales and operating cash flow Enhances product pipeline